Exhibit 99.1

Annaly Capital Management, Inc. Announces Pricing of Public Offering of Convertible Senior Notes

NEW YORK--(BUSINESS WIRE)--March 2, 2010--Annaly Capital Management, Inc. (NYSE: NLY) today announced the pricing of its public offering of an additional $100.0 million in aggregate principal amount of its 4% convertible senior notes due 2015. The notes will have the same terms as and form a single series with the 4% convertible senior notes due 2015 previously issued by Annaly on February 12, 2010 and will be issued under the same CUSIP number. Following the completion of this offering, the total aggregate principal amount outstanding of Annaly’s 4% convertible senior notes due 2015 will be $600.0 million.

The net proceeds to Annaly from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $96.75 million. Annaly expects to use the proceeds of this offering to purchase mortgage-backed securities for its investment portfolio and for general corporate purposes. The offering is expected to close March 5, 2010, subject to customary closing conditions.

Interest on the notes will be paid semi-annually at a rate of 4% per year and the notes will mature on February 15, 2015 unless earlier repurchased or converted. The notes will be convertible into shares of Annaly’s common stock (the “Common Stock”). The notes will be convertible at an initial conversion rate of 46.6070 shares of Common Stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $21.456 per share of Common Stock, subject to adjustment in certain circumstances.

Credit Suisse Securities (USA) LLC is acting as the sole underwriter for the offering.

Annaly has filed a shelf registration statement and prospectus with the Securities and Exchange Commission (SEC), and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Annaly has filed with the SEC for more complete information about Annaly and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Annaly, the underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting:

Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037

The notes will be issued pursuant to the shelf registration statement that was previously filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes. An offering of the notes will be made only by means of a prospectus supplement and accompanying prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain "forward looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Annaly’s filing with the SEC for certain other factors that may affect forward-looking information.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com